Exhibit 99
Second Amendment to the
AmSurg Corp. 2006 Stock Incentive Plan, As Amended
1.	Section 7.1(b) of the Plan shall be deleted in its entirety and restated as follows:
“Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time of not less than three (3) years in duration during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. The restrictions may lapse during such restricted period in equal, annual installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee shall not waive, on a discretionary basis, or amend the terms of any Restricted Shares or Restricted Share Unit Awards to terminate the restrictions applicable to such Award, except upon the death, Disability or Retirement of the Participant, or upon a Change in Control of the Company.”
2.	Section 8.1 of the Plan shall be deleted in its entirety and restated as follows:
“Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash or Shares (including, but not limited to, Restricted Shares and Restricted Share Units), (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods (which performance periods shall not be less than one (1) year in duration) as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine. Any Performance Award denominated in Shares shall have a minimum vesting period of three years from the date of grant.”
3.	Section 8.2 of the Plan shall be deleted in its entirety and restated as follows:
“Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and may amend specific provisions of the Performance Award; provided, however, that such amendment may not (i) adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment and (ii) terminate any existing restrictions except in the case of the Participant’s death, Disability or Retirement or upon a Change in Control of the Company.”

4.	Section 9 of the Plan shall be deleted in its entirety and restated as follows:
“The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6 and 7 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. All Other Stock-Based Awards shall include a minimum vesting period of three (3) years from the date of grant. The Committee shall not waive, on a discretionary basis, or amend the terms of any Other Stock-Based Award to terminate the restrictions applicable to such Award, except upon the death, Disability or Retirement of the Participant, or upon a Change in Control of the Company.”
5.	Section 12 of the Plan shall be deleted in its entirety and restated as follows:
“Except as otherwise specifically set forth in the Plan, the Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a termination of employment with the Company, its Subsidiaries and Affiliates, including a termination by the Company with or without Cause, by a Participant voluntarily, or by reason of death, Disability, Early Retirement or Retirement, and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.”
6.	Section 14.2 of the Plan shall be deleted in its entirety and restated as follows:
“Amendments to Awards. Subject to the restrictions of Section 6.2 and except as otherwise specifically set forth in the Plan, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.”

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